Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-253205, 333-133275, and 333-168867) of Caterpillar Inc. of our report dated June 25, 2026 relating to the financial statements and supplemental schedule of Solar Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
June 25, 2026